Exhibit (d)(8)
SUB-ADVISORY AGREEMENT
Allianz Funds Multi-Strategy Trust
     This Sub-Advisory Agreement is executed as of September 1, 2011 by and between ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC, a Delaware limited liability company (the “Manager”), and FULLER & THALER ASSET MANAGEMENT, INC., a California corporation (the “Sub-Adviser”).
WITNESSETH:
     That in consideration of the mutual covenants herein contained, it is agreed as follows:
1.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST.
     (a) Subject always to the direction and oversight of the Trustees of Allianz Funds Multi- Strategy Trust (the “Trust”), a Massachusetts business trust, and the Manager, the Sub-Adviser will, at its expense, either directly or through others selected by it, furnish continuously an investment program for each series of the Trust identified from time to time on Schedule A to this Agreement (each a “Fund” and together “Funds”) and will make investment decisions on behalf of the Funds and place all orders for the purchase and sale of portfolio securities or other investments. In the performance of its duties, the Sub-Adviser (1) will comply with the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws, including any amendments or restatements thereto (upon receipt of such amendments or restatements by the Sub-Adviser), and the investment objectives, policies and restrictions of each Fund as set forth in its current Prospectus(es) and Statement of Additional Information (copies of which will be supplied by the Manager to the Sub- Adviser upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its commercially reasonable efforts to safeguard and promote the welfare of each Fund and (3) will comply with other policies that the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub- Adviser in writing. The Sub-Adviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review the investment policies of each Fund and to consult with each other and any other sub-adviser(s) to the Funds regarding the investment affairs of each Fund.
     (b) The Sub-Adviser shall be responsible, either directly or through others selected by it, for daily monitoring of the investment activities and portfolio holdings of each Fund’s portfolio in connection with such Fund’s compliance with its investment objectives, policies and restrictions, as set forth in such Fund’s current Prospectus(es) and Statement of Additional Information. The Sub- Adviser shall also cooperate with and provide sufficient information to the Manager to assist the Manager in its monitoring of the investment activities and portfolio holdings of each Fund in connection with the Funds’ overall compliance with the Investment Company Act of 1940, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), each Fund’s compliance with the investment objectives, policies and restrictions of such Fund as set forth in its current Prospectus(es) and Statement of Additional Information, and each Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. Notwithstanding the investment discretion delegated to the Sub-Adviser in paragraph

(a) of this Section, the Sub-Adviser shall act on any instructions of the Manager with respect to the investment activities of each Fund to ensure the Funds’ compliance with the foregoing.
     (c) The Sub-Adviser shall maintain such books and records customary for a sub-adviser to maintain pursuant to Rule 31a-l under the 1940 Act, as applicable, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Funds as shall be specified by and agreed with the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the 1940 Act or the Advisers Act. The Sub- Adviser shall make such books and records available to the Manager promptly upon request. Further, the Sub-Adviser shall furnish such information and periodic reports as may be reasonably requested by the Manager.
     (d) The Sub-Adviser, at its expense, either directly or through others selected by it, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds, including the pricing of the portfolio securities and other instruments comprising each Fund’s portfolio. The Sub-Adviser shall not be liable for any expenses of the Manager or the Trust including, without limitation, (u) pricing agent, (v) facilities necessary for the determination of each Fund’s net asset value, (w) shareholder accounting services, (x) interest and taxes, (y) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to each Fund, and (z) custodian fees and expenses.
     (e) Sub-Adviser shall not take or have possession of the assets of the Fund, it being intended that sole responsibility for safekeeping thereof (in such investments as Sub-Adviser may direct) shall rest upon the Trustees of the Fund.
2.	ALLOCATION OF BROKERAGE.
     (a) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for each Fund, the Sub-Adviser shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its commercially reasonable efforts to obtain for each Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind such Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Manager hereby agrees with the Sub-Adviser that any entity or person associated with the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).
     (b) The Manager shall have the right to request that generally no more than 10% in specified transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Manager and the Sub-Adviser, shall be executed by brokers and dealers that provide brokerage or research services to the Funds or the Manager, or as to which an on-going relationship will be of value to the Funds in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Funds, so long as (i) each of the Manager and Sub-Adviser determines that the broker or dealer is able to obtain the most favorable net price and execution available on a particular transaction and (ii) each of the Manager and Sub-Adviser determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services provided to the Funds or to the Manager for the benefit of the accounts for which it exercises investment discretion, viewed in terms of either a particular transaction or the Manager’s overall responsibilities with respect to the accounts as to which it exercises investment discretion, notwithstanding that the Funds may not be the direct or exclusive beneficiary of any such service or that another broker may be willing to charge the Fund a lower commission on the particular transaction.
     (c) The Sub-Adviser agrees that it will not execute any portfolio transactions with a broker, dealer or futures commission merchant which is an “affiliated person” (as defined in the 1940 Act) of the Trust or of the Manager or of any other sub-adviser for the Trust except in accordance with procedures adopted by the Trustees. The Manager agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are “affiliated persons” of the Trust, the Manager or the Trust’s sub-advisers.
     (d) The Manager acknowledges and agrees that the Sub-Adviser may aggregate sales and purchase orders of securities and other investments held in a Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser, if in the Sub-Adviser’s judgment, such aggregation is likely to result generally in an overall economic benefit to a Fund. The Manager acknowledges that the determination of such economic benefit to a Fund by the Sub-Adviser is subjective and represents the Sub-Adviser’s evaluation that a Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.
3.	NON-EXCLUSIVITY.
     The Manager acknowledges that the Sub-Adviser or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities (“Affiliated Accounts”). The Manager agrees that the Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Funds, provided that the Sub-Adviser acts in good faith and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Funds over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Manager acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose or otherwise deal with positions in investments in which the Funds may have an interest from time to time, whether in transactions which involve the Funds or otherwise. The Sub-Adviser shall have no obligation to acquire for the Funds a position in any investment which any Affiliated Account may acquire, and the Funds shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Funds or otherwise.
4.	COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.
     The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered a fee for each Fund listed in Schedule A, based on the applicable Fund’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto. The Manager shall pay the Sub-Adviser such fee not later than the tenth (10th) business day following the Manager’s receipt of the advisory fee related to such Fund.
     For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.
     The Manager undertakes to consult with the Sub-Adviser prior to entering into a fee waiver or reimbursement arrangement with respect to its management fee on any Fund, and the Sub-Adviser undertakes to enter into a fee waiver or reimbursement arrangement with the Manager that results in a reduction commensurate with what the Manager has agreed with such Fund, provided that any such fee waiver or reimbursement arrangement will be supported by a commercially reasonable analysis of comparable investment strategies prepared by a recognized independent provider (e.g., Morningstar, Lipper). In the event that the Sub-Adviser has agreed to a fee waiver or reimbursement arrangement with the Manager on behalf of a Fund, subject to such terms and conditions as the Sub-Adviser and the Manager may set forth in such agreement, the compensation due the Sub-Adviser with respect to such Fund hereunder shall be reduced to the extent required by such fee waiver arrangement.
5.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.
     This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund(s) or in the event that the Investment Management Agreement between the Manager and the Trust shall have terminated with respect to such Fund(s) for any reason; and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager, or the Sub-Adviser.
6.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.
     This Agreement shall become effective upon its execution, and shall remain in full force and effect as to each Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

     (a) The Trust may at any time terminate this Agreement as to any Fund by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Sub-Adviser; or
     (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of a Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager, or the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub- Adviser may continue to serve hereunder in a manner consistent with the 1940 Act; or
     (c) Either party hereto may at any time terminate this Agreement as to any Fund by not less than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
     Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.
     Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.
7.	ADDITIONAL UNDERTAKINGS.
     (a) Each of the Sub-Adviser and Manager shall promptly notify the other party in writing of the occurrence of any of the following events: (i) a notifying party shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, (ii) a notifying party shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (iii) there is a change in control of a notifying party or a change in control of any parent of the notifying party within the meaning of the 1940 Act, or (iv) there is a material adverse change in the business or financial position of the notifying party.
     (b) The Sub-Adviser shall provide to the Manager a copy of the Sub-Adviser’s Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Series.
     (c) The Sub-Adviser shall maintain and be bound by a Code of Ethics satisfying the requirements of Rule 17j-l under the 1940 Act, and shall provide to the Trust a current copy of such Code of Ethics, as amended from time to time.
     (d) The Sub-Adviser agrees to maintain adequate compliance procedures as the Sub-Adviser reasonably determines are consistent with the Sub-Adviser’s responsibilities under this Agreement and reasonably designed to ensure its compliance with the 1940 Act, the Advisers Act and other applicable federal and state regulations, and review information provided by the Manager to assist the Manager in its compliance review program.

     (e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.
     (f) The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as stated therein and acknowledges that they are true and correct in all material respects and contain no material misstatement or omission, and it further agrees to notify the Manager promptly of any fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that causes any statement in the Prospectus to become untrue or misleading in any material respect or that causes the Prospectus to omit to state a material fact.
     (g) The Sub-Adviser agrees that it shall not consult with any investment adviser(s) (within the meaning of the Act) to the Fund or to any other registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d3-l and/or Rule 17a-10 under the Act would not be available with respect to the Fund.
8.	CERTAIN DEFINITIONS.
     For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.
     For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.
9.	STANDARD OF CARE.
     The Sub-Adviser shall exercise its reasonable judgment in rendering the services provided by it under this Agreement. The Sub-Adviser shall not be liable for any act or omission, error of judgment or mistake of law or for any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager or the Trust or to holders of the Trust’s shares representing interests in the Funds to which the Sub-Adviser would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

10.	INDEMNIFICATION.
     The Sub-Adviser agrees to indemnify and hold harmless, the Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Manager and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933 (the “1933 Act”), controls (“controlling person”) the Manager (collectively, “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expense), to which the Manager or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, resulting directly from the Sub-Adviser’s willful malfeasance, bad faith or gross negligence; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Manager or any affiliated person or controlling person of the Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful malfeasance, bad faith, or gross negligence in the performance of his or her duties, or by reason of his or her reckless disregard of obligations and duties under this Agreement.
     The Manager agrees to indemnify and hold harmless, the Sub-Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Sub-Adviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Sub-Adviser (collectively, “Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expense), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, resulting directly from the Manager’s willful malfeasance, bad faith or gross negligence; provided, however, that in no case is the Manager’s indemnity in favor of the Sub-Adviser, or any affiliated person or controlling person of the Sub-Adviser, deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his or her duties, or by reason of his or her reckless disregard of obligations and duties under this Agreement.
     Each party agrees to notify the other in writing within ten business days after the receipt of any notice of legal process or any suit brought against or claim made against Sub-Adviser Indemnified Persons or Manager Indemnified Persons, as the case may be, as to any matters covered herein. The indemnifying party shall be entitled to participate at its own expense in the defense of any such claim, action, suit or proceeding. If the indemnifying party elects to assume such defense, the indemnified party shall be entitled to participate at its expense in the defense.
     Furthermore, nothing in this Agreement shall exclude any liability of the Sub-Adviser to the Manager or to the Trust or any Fund arising under the U.S. federal securities laws.
11.	EXERCISE OF VOTING AND OTHER RIGHTS.
     Unless otherwise instructed by the Trustees of the Trust or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of each Fund in accordance with Sub-Adviser’s proxy voting policies which has been approved by the applicable Fund. The Sub-Adviser shall exercise its proxy voting authority hereunder in accordance with such Sub-Adviser’s proxy voting policies and procedures as the Fund approves from time to time. Unless otherwise determined by the Trustees of the Trust or the Manager and notified to the Sub-Adviser, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Funds.
12.	APPLICABLE LAW.
     The provisions of this Agreement shall be construed in a manner consistent with the requirements of the Act and the rules and regulations thereunder. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.
13.	COUNTERPARTS.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.
[Signatures follow.]

     IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and FULLER & THALER ASSET MANAGEMENT, INC. have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian Shlissel
Name:	Brian Shlissel
Title:	Managing Director

FULLER & THALER ASSET MANAGEMENT, INC.

By:	/s/ Russell J. Fuller
Name:	Russell J. Fuller
Title:	President

Schedule A to
Sub-Advisory Agreement

Fund	Annual Fee Rate	Effective Date
Allianz Fuller & Thaler Large Cap Behavioral Strategy Fund	Based on a 0.40% annual management fee charged by the Fund, 0.16% of the first two billion dollars of the average daily net assets under management in any US Large Cap Investment Products* and 0.20% of average daily net assets in excess of two billion dollars*	9/1/11

*	“US Large Cap Investment Products” are defined as the initial Investment Products whose portfolio composition is based upon the market capitalization of the S&P 500 Index as adjusted from time to time in the Exclusive Distribution Agreement dated December 31, 2010 and entered into by and among Allianz Global Investors of America LLC, Allianz Global Investors Distributors LLC, Allianz Global Investors Capital LLC, and Allianz Global Investors Fund Management LLC and Fuller & Thaler Asset Management, Inc. (the “Distribution Agreement”. To the extent there is any inconsistency with respect to fees as between the Sub-Advisory Agreement and the Distribution Agreement, the terms and provision of the Distribution Agreement shall prevail.